Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-126275) pertaining to the 1996 Stock Option Plan and the Stock Option Plan effective May 3, 2005 of Response Biomedical Corporation, and Registration Statement (Form S-8, No. 333-146900) pertaining to the Stock Option Plan effective May 3, 2005 of Response Biomedical Corporation, of our report dated March 29, 2012 with respect to the consolidated financial statements of Response Biomedical Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP
Vancouver, Canada

March 29, 2012	Chartered Accountants